Exhibit 99.1

Louisiana-Pacific Corporation Announces Expiration of Tender Offer

for Its 13% Senior Secured Notes due 2017

NASHVILLE, Tenn. – June 5, 2012 – Louisiana-Pacific Corporation (“LP”) (NYSE:LPX) today announced the expiration of its previously announced tender offer for its 13% Senior Secured Notes due 2017 (the “Notes”).

On May 21, 2012, LP purchased approximately $233.8 million in principal amount at maturity of Notes, consisting of all Notes that were validly tendered and not validly withdrawn at or before 5:00 p.m., New York City time, on May 18, 2012 (the “Consent Deadline”). Today, LP accepted for purchase approximately $2.5 million in principal amount at maturity of the Notes, consisting of all Notes that were validly tendered and not validly withdrawn after the Consent Deadline and prior to 12:00 midnight, New York City time, on June 4, 2012 (the “Expiration Time”).

After giving effect to all purchases of Notes pursuant to the tender offer, approximately $7.5 million in principal amount at maturity of Notes remain outstanding. As previously announced, LP has elected to redeem all Notes that remain outstanding on June 20, 2012.

This press release contains statements concerning LP that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following statements are or may constitute forward-looking statements: (1) statements preceded by, followed by or that include words like “may,” “will,” “could,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “potential,” “continue” or “future” or the negative or other variations thereof and (2) other statements regarding matters that are not historical facts. The matters addressed in these statements are subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, changes in general economic conditions; changes in the cost and availability of capital; changes in the level of home construction activity; changes in competitive conditions and prices for our products; changes in the relationship between supply of and demand for building products; changes in the relationship between supply of and demand for raw materials, including wood fiber and resins, used in manufacturing our products; changes in the cost of and availability of energy, primarily natural gas, electricity and diesel fuel; changes in other significant operating expenses; changes in exchange rates between the U.S. dollar and other currencies, particularly the Canadian dollar, Australian dollar, EURO, Brazilian real and the Chilean peso; changes in general and industry-specific environmental laws and regulations; changes in tax laws, and interpretations thereof; changes in circumstances giving rise to environmental liabilities or expenditures; the resolution of existing and future product-related litigation and other legal proceedings; and acts of public authorities, war, civil unrest, natural disasters, fire, floods, earthquakes, inclement weather and other matters beyond our control. These and other factors that could cause or contribute to actual results differing materially from those contemplated by such forward-looking statements are discussed in greater detail in LP’s Securities and Exchange Commission filings.

About LP

Louisiana-Pacific Corporation is a leading manufacturer of quality engineered wood building materials including OSB, structural framing products, and exterior siding for use in residential, industrial and light commercial construction. From manufacturing facilities in the U.S., Canada, Chile and Brazil, LP products are sold to builders and homeowners through building materials distributors and dealers and retail home centers. Founded in 1973, LP is headquartered in Nashville, Tennessee and traded on the New York Stock Exchange under LPX. For more information, visit www.lpcorp.com.

Source: Louisiana-Pacific Corporation

Louisiana-Pacific Corporation

Media Relations:

Mary Cohn, 615-986-5886

or

Investor Relations:

Becky Barckley, 615-986-5600

or

Mike Kinney, 615-986-5600